Exhibit 99.1
Arq Reports Third Quarter 2026 Results
Achieved record quarterly revenue of $38.2 million (+9% YoY) and Net income of $2.5 million
Generated 10th consecutive quarter of positive Adjusted EBITDA(1) of $8.8 million (+71% YoY)
Improved gross margins to 39.7% driven by PAC business performance
Tightening Adjusted EBITDA guidance for FY2026 to $19-20 million versus $17-20 million previously
GREENWOOD VILLAGE, Colo., November 4, 2026 - GlobeNewswire - Arq, Inc. (NASDAQ: ARQ) (the "Company" or "Arq"), a producer of activated carbon and other environmentally efficient carbon products for use in purification and sustainable materials, today announced its financial and operating results for the quarter ended September 30, 2026.
Financial Highlights
•Generated record revenue of $38.2 million in Q3 2026 versus $35.1 million in Q3 2025, an increase of 9% driven by higher sales volumes
•Achieved gross margin of 39.7% in Q3 2026, reflecting growth of approximately 1,100 basis points versus 28.8% in Q3 2025
•Reported Net income of $2.5 million in Q3 2026, reflecting an increase of $3.4 million versus Net loss of $0.9 million in Q3 2025, as adjusted
•Adjusted EBITDA(1) of $8.8 million in Q3 2026 versus $5.2 million in Q3 2025, reflecting an increase of 71%, driven by continued strength and improving profitability of core powdered activated carbon ("PAC") business
•Exited Q3 2026 with cash of $19.1 million (versus $12.1 million in Q2 2026), of which approximately $7.8 million is unrestricted
•Raising the low-end of FY26 Adjusted EBITDA guidance to $19-20 million (versus $17 - $20 million previously), while reiterating revenue guidance of $120 - $125 million
(1) Adjusted EBITDA is a non-GAAP financial measure. Please refer to the section titled “Note on Non-GAAP Financial Measures” included at the end of this press release for the definitions of non-GAAP financial measures and reconciliations to GAAP measures included in this press release.
Recent Business & Other Highlights
•Completed initial customer testing of PAC for PFAS™ products, with additional testing continuing through end of 2026 with multiple parties
•Reiterated full-year 2026 capex guidance of $8-10 million
•Continuing to evaluate processes for monetizing Corbin Facility and related technologies
•PAC for PFAS™ has potential to increase PAC volumes, pricing, and margin contribution as adoption builds in 2027, following mandatory U.S. Environmental Protection Agency (EPA) PFAS monitoring and reporting for certain water utilities, and beyond

Management Commentary
“This was a strong quarter that reflects the earning power of our foundational PAC business,” said Bob Rasmus, CEO of Arq. “We delivered record quarterly revenue, positive net income and our tenth consecutive quarter of positive Adjusted EBITDA. Q3 is typically a strong quarter for us, and this was an especially good one – but importantly this has been a strong year, not just a great quarter. On the strength of these results, we are raising the low end of our full-year 2026 Adjusted EBITDA guidance by narrowing our outlook to the top end of the previous range. We now expect to achieve full-year Adjusted EBITDA of $19 to $20 million.”
“The test work completed on PAC for PFAS™ this quarter is encouraging, and we believe meaningful orders are feasible in 2027,” Mr. Rasmus added. “The EPA’s April 2027 monitoring deadline is the first key milestone toward national PFAS contamination level compliance, and we expect the regulation to drive a steady increase in demand for PFAS remediation solutions. PAC for PFAS™ offers certain customers both an interim and permanent path to compliance, with the potential to add GAC solutions if needed.”
Mr. Rasmus concluded, “We remain focused on building the value of this business. Our PAC earnings are growing, opportunities to further increase our profitability are meaningful, and the replacement versus book value of our asset base at Red River represents a substantial undervalued asset. We believe the best way to ensure that value is fully recognized is to keep executing on our strategy, and that is where we are focused.”
Third Quarter 2026 Results
Revenue totaled $38.2 million for the third quarter of 2026, reflecting an increase of 9% compared to $35.1 million in the prior year period. The improvement was driven predominantly by increased volumes.
Cost of revenue totaled $23.0 million for the third quarter of 2026, a decrease of approximately 8% compared to $25.0 million in the prior year period.
Gross margin totaled 39.7% for the third quarter of 2026 versus 28.8% in the prior year period, reflecting an increase of approximately 1,100 basis points.
Selling, general and administrative expenses totaled $7.2 million, compared to $4.6 million in the prior year period, primarily driven by increased incentive compensation expense, as well as legal and professional fees.
Research and development costs totaled $0.8 million for the third quarter of 2026, compared to $2.6 million in the prior year period. The decrease was primarily driven by granular activated carbon ("GAC") ramp-up expenses incurred in the third quarter of 2025 that did not recur in the third quarter of 2026.
Operating profit was $3.1 million for the third quarter of 2026, compared to operating loss of $1.1 million in the prior year period. Net income was $2.5 million in the third quarter of 2026, or $0.06 per diluted share, compared to net loss of $0.9 million, as adjusted, or $(0.02) per diluted share in the prior year period, as adjusted. The improvement in both cases was driven by the factors above.
Adjusted EBITDA was $8.8 million for the third quarter of 2026, compared to Adjusted EBITDA of $5.2 million in the prior year period. The increase was primarily driven by the continued strength and improving profitability of the core PAC business, including enhanced cost discipline.
See the section below titled "Note on Non-GAAP Financial Measures" regarding the use of the non-GAAP financial measure Adjusted EBITDA and a reconciliation to the most comparable GAAP financial measure.
Capex and Balance Sheet
Capital expenditures totaled $1.0 million for the third quarter of 2026, compared to $2.4 million in the prior year period.
Cash as of September 30, 2026, totaled $19.1 million, including $11.3 million of restricted cash, compared to $12.1 million, including $11.2 million of restricted cash, as of June 30, 2026.
Total debt, inclusive of financing leases, as of September 30, 2026, totaled $28.2 million compared to $30.7 million as of June 30, 2026.

Updating 2026 Guidance
Arq is raising the low end of its full-year 2026 Adjusted EBITDA guidance, narrowing the range to $19-20 million from $17-20 million previously. The Company continues to expect full-year 2026 revenue of $120-125 million and capital expenditures of $8-10 million.
PAC for PFASTM and Growth Initiatives
PFAS remediation market fundamentals remain favorable ahead of the EPA’s April 2027 monitoring and reporting deadline, when U.S. water utilities must begin monitoring and publicly reporting PFAS levels. Against that backdrop, the Company has made steady progress in customer testing of its PAC for PFAS™ products, which are engineered to remove PFAS contaminants in certain situations. The Company also has pending patent protection covering this range of products. The Company believes these products can support compliance for utilities marginally outside the 4 parts per trillion PFAS threshold without the high capital cost of new GAC equipment, while also addressing taste and odor for utilities already using PAC. Customer testing is ongoing, but initial results have been successful, and the Company believes PAC for PFAS™ could offer an attractive solution for customers and potential upside for Arq, with meaningful growth in PAC volumes and pricing as adoption builds in 2027 and beyond.
The Company is also pursuing initiatives to improve furnace efficiency and reduce unit costs across its existing PAC operations, which it believes present meaningful near-term opportunities to improve margins and profitability.
Arq also remains in discussions with multiple parties regarding the potential monetization of the Corbin Facility and its related technologies, which the Company views as additional optionality and a potential source of funding. Asphalt testing with a leading U.S. asphalt company continues and has expanded. The Company is evaluating other monetization opportunities, believing a successful outcome would benefit its balance sheet and operating cost base.
Conference Call and Webcast Information
Arq will host a conference call to discuss the Company's financial performance on Thursday, November 5, 2026 at 8:30 a.m. Eastern Time. The conference call webcast information will be available via the Investor Resources section of Arq's website at www.arq.com. Interested parties may participate in the conference call by registering at https://www.webcast-eqs.com/arq2026Q3. Alternatively, the live conference call may be accessed by dialing (888) 396-8049 or +1 (416) 764-8646 and referencing Arq.
A supplemental investor presentation will be available on the Company's Investor Resources section of the website prior to the start of the conference call. A replay of the event will be made available shortly after the event and accessible via the same webcast link referenced above. Alternatively, the replay may be accessed by dialing (877) 660-6853 or (201) 612-7415 and entering Access ID 13763148. The dial-in replay will expire after November 12, 2026.
About Arq
Arq (NASDAQ: ARQ) is a diversified, environmental technology company with products that enable a cleaner and safer planet while actively reducing our environmental impact. As the only vertically integrated producer of activated carbon products in North America, we deliver a reliable domestic supply of innovative, hard-to-source, high-demand products. We apply our extensive expertise to develop groundbreaking solutions to remove harmful chemicals and pollutants from water, land and air. Learn more at: www.arq.com.
Cautionary Note on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. When used in this press release, the words “can,” “will,” "may," “intends,” “expects,” "continuing," “believes,” similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. All statements that address activities, events or developments that the Company intends, expects or believes may occur in the future are forward-looking statements. These forward-looking statements include, but are not limited to, statements or expectations regarding: the future of our GAC Facility, GAC production, and Corbin Facility, as well as our development plans and funding needs associated therewith; our efforts to improve operating and financial efficiency, maximize throughput, and optimize unit costs; the anticipated commercial success and efficacy of our new product applications, including PAC for PFAS™, as well as their impact on our future financial results; the size and future growth of the PFAS remediation market, including the addressable market for our PAC for PFAS™ products; the future of the coal-fired power generated market; the anticipated benefits of transitioning away from using Corbin Wetcake to a bituminous proven performance coal as a feedstock for our GAC products in the future; our financial guidance for fiscal year 2026, as well as our financial goals and anticipated guidance for future fiscal years; the anticipated effects from fluctuations in the pricing of our AC products, including through expansion into higher-value end markets; expected supply and demand for our AC products and services, including our PAC for PFAS™ products; the seasonal impact on our customers and their demand for our products; the future profitability and sustainability of our PAC business; our ability to fund our business over the next twelve months; plans to refinance existing debt; our ability to monetize our Corbin Facility and access new markets for our feedstocks and other products, including, but not limited to, the asphalt market; the effectiveness of our technologies and products and the benefits they provide; the timing and amounts of or changes in future revenue, profits or losses, funding for our business and projects, margins, expenses, earnings, tax rates, cash flows, royalty payment or guarantee obligations, working capital, liquidity and other financial and accounting measures; the performance of obligations secured by our surety bonds; the amount, use and timing of future capital expenditures needed to fund our business plan and total anticipated capital expenditures for the current fiscal year; the adoption and scope of regulations to control certain chemicals in drinking water and other environmental concerns and the impact of such regulations on our customers' and our businesses, including any increase or decrease in demand and sales of our AC products resulting from such regulations; our near-term priorities and objectives and our long-term outlook regarding the growth of our business; and the impact of prices of competing power generation sources such as natural gas and renewable energy on demand for our products. These forward-looking statements included in this press release involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, the timing and scope of new and pending regulations and any legal challenges to or extensions of compliance dates of them; the U.S. government’s failure to promulgate new regulations or enforce existing regulations that benefit our business; changes in laws and regulations, accounting rules, prices, economic conditions and market demand; availability, cost of and demand for alternative energy sources and other technologies and their impact on coal-fired power generation in the U.S.; technical, start up and operational difficulties; competition within the industries in which the Company operates; risks associated with our debt financing; our inability to effectively and efficiently commercialize new products, including our GAC products; our inability to effectively identify solutions to the design flaws in GAC Facility at our Red River Plant or execute on any remedial measures or modifications thereto; disruptions at any of our facilities, including by natural disasters or extreme weather; risks related to our information technology systems, including the risk of cyberattacks on our networks; failure to protect our intellectual property from infringement or claims that we have infringed on the intellectual property of others; our inability to obtain future financing or financing on terms that are favorable to us; our inability to ramp up our operations to effectively address recent and expected growth in our business; loss of key personnel; ongoing effects of the inflation and macroeconomic uncertainty, including from increased domestic and international tariffs and armed conflicts around the world, and such uncertainty's effect on market demand and input costs; availability of materials and equipment for our business; intellectual property infringement claims from third parties; the impacts of any current or future write-downs or write-offs, restructuring, impairment or other charges; our failure to realize the anticipated benefits of acquisitions, joint ventures, and divestitures we may engage in; pending litigation; factors relating to our business strategy, goals and expectations, including our ability to execute on our GAC business plan; our ability to maintain relationships with customers, suppliers and others with whom the Company does business and meet supply requirements; our results of operations and business generally; risks related to diverting management's attention from our ongoing business operations; costs related to the ongoing manufacturing of our products, including costs necessary to resume GAC production; opportunities for additional sales of our AC products and end-market diversification, including for our Corbin Wetcake; the rate of coal-fired power generation in the U.S.; the timing and cost of any future capital expenditures and the resultant impact to our liquidity and cash flows; and the other risk factors described in our filings with the SEC, including those described in Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2025. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this press release. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise. The forward-looking statements speak only as to the date of this press release, and we disclaim any duty to update such statements unless required by law.
Source: Arq, Inc.

Investor Contact:
Anthony Nathan, Arq
Marc Silverberg, ICR
investors@arq.com

TABLE 1
Arq, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
(in thousands, except share data)	September 30, 2026	December 31, 2025 As Adjusted (1)
ASSETS
Current assets:
Cash	$7,752	$6,573
Receivables, net	20,207	14,980
Inventories, net	17,257	15,895
Prepaid expenses and other current assets	5,724	6,404
Total current assets	50,940	43,852
Restricted cash, long-term	11,301	8,467
Property, plant and equipment, net of accumulated depreciation of $37,366 and $28,375, respectively	136,299	143,154
Other long-term assets, net	34,866	35,501
Total Assets	$233,406	$230,974
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$14,850	$15,269
Revolving credit facility	19,206	18,950
Current portion of long-term debt obligations	1,051	1,063
Other current liabilities	7,385	7,015
Total current liabilities	42,492	42,297
Long-term debt obligations, net of current portion	7,960	8,452
Other long-term liabilities	11,055	11,868
Total Liabilities	61,507	62,617
Commitments and contingencies
Stockholders’ equity:
Preferred stock: par value of $0.001 per share, 50,000,000 shares authorized, none issued or outstanding	—	—
Common stock: par value of $0.001 per share, 100,000,000 shares authorized, 48,789,487 and 47,348,394 shares issued, and 44,171,341 and 42,730,248 shares outstanding at September 30, 2026 and December 31, 2025, respectively	48	47
Treasury stock, at cost: 4,618,146 and 4,618,146 shares as of September 30, 2026 and December 31, 2025, respectively	(47,692)	(47,692)
Additional paid-in capital	204,693	201,784
Retained earnings	14,850	14,218
Total Stockholders’ Equity	171,899	168,357
Total Liabilities and Stockholders’ Equity	$233,406	$230,974

(1) Adjusted to reflect the retrospective change in accounting method for planned major maintenance costs.

TABLE 2
Arq, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share data)	2026	2025 As Adjusted (1)	2026	2025 As Adjusted (1)
Revenue	$38,209	$35,074	$97,145	$90,905

Cost of revenue, exclusive of depreciation and amortization	23,040	24,965	60,526	61,363

Operating expenses:
Selling, general and administrative	7,152	4,624	21,310	16,595
Research and development	754	2,566	2,694	6,137
Depreciation, amortization, depletion and accretion	4,113	3,994	10,520	9,132
Loss on sale of assets	25	—	315	118
Total operating expenses	12,044	11,184	34,839	31,982
Operating income (loss)	3,125	(1,075)	1,780	(2,440)
Other (expense) income:
Interest expense	(771)	(587)	(2,224)	(1,905)
Other income	148	773	1,076	1,054
Total other (expense) income	(623)	186	(1,148)	(851)
Income (loss) before income taxes	2,502	(889)	632	(3,291)
Income tax expense	—	—	—	—
Net income (loss)	$2,502	$(889)	$632	$(3,291)
Income (loss) per common share:
Basic	$0.06	$(0.02)	$0.02	$(0.08)
Diluted	$0.06	$(0.02)	$0.01	$(0.08)
Weighted-average number of common shares outstanding:
Basic	42,330	41,606	42,053	41,478
Diluted	42,949	41,606	42,738	41,478
(1) Adjusted to reflect the retrospective change in accounting method for planned major maintenance costs.

TABLE 3
Arq, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
(in thousands)	2026	2025 As Adjusted (1)
Cash flows from operating activities
Net income (loss)	$632	$(3,291)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization, depletion and accretion	10,520	9,132
Stock-based compensation expense	3,118	2,523
Operating lease expense	2,094	1,797
Loss on sale of long-term assets, net	315	118
Amortization of debt discount and debt issuance costs	313	266
Other non-cash items, net	(112)	(942)
Changes in operating assets and liabilities:
Receivables	(5,227)	1,196
Prepaid expenses and other assets	386	(2,326)
Inventories	(882)	2,906
Other long-term assets, net	(2,552)	(2,367)
Accounts payable and accrued expenses	(22)	(8,900)
Other current liabilities	666	687
Operating lease liabilities	(1,352)	(435)
Other long-term liabilities	(212)	(336)
Net cash provided by operating activities	7,685	28
Cash flows from investing activities
Acquisition of property, plant, equipment and intangible assets, net	(2,753)	(7,793)
Acquisition of mine development costs	(349)	(292)
Distributions from equity method investee in excess of cumulative earnings	145	238
Net cash used in investing activities	(2,957)	(7,847)
Cash flows from financing activities
Borrowings on revolving credit facility	94,628	96,683
Repayments of revolving credit facility	(94,372)	(94,560)
Principal payments on notes payable	(572)	(592)
Repurchase of common stock to satisfy tax withholdings	(208)	(62)
Principal payments on finance lease obligations	(191)	(392)
Net cash (used in) provided by financing activities	(715)	1,077
Increase (decrease) in Cash and Restricted Cash	4,013	(6,742)
Cash and Restricted Cash, beginning of period	15,040	22,235
Cash and Restricted Cash, end of period	$19,053	$15,493
Supplemental disclosure of non-cash investing and financing activities:
Accrued purchases for property and equipment	$551	$1,279
Acquisition of property and equipment under finance lease	$242	$—
(1) Adjusted to reflect the retrospective change in accounting method for planned major maintenance costs.

Note on Non-GAAP Financial Measures
To supplement our financial information presented in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP"), we provide certain supplemental financial measures, including EBITDA and Adjusted EBITDA, which are measurements that are not calculated in accordance with U.S. GAAP. EBITDA is defined as earnings before interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA reduced by non-cash gains, increased by stock-based compensation expense, executive transition and severance (2), GAC Facility pre-production feedstock, other non-cash losses and non-recurring costs and fees. EBITDA and Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income (loss) in accordance with U.S. GAAP as a measure of performance. See below for a reconciliation from net loss, the nearest U.S. GAAP financial measure, to EBITDA and Adjusted EBITDA.
We believe that the EBITDA and Adjusted EBITDA measures are less susceptible to variances that affect our operating performance. We include these non-GAAP measures because management uses them in the evaluation of our operating performance, and believe they help to facilitate comparison of operating results between periods. We believe the non-GAAP measures provide useful information to both management and users of the financial statements by excluding certain expenses, gains, and losses which can vary widely across different industries or among companies within the same industry and may not be indicative of core operating results and business outlook.
EBITDA and Adjusted EBITDA:
The following table reconciles Net income (loss), our most directly comparable as-reported financial measure calculated in accordance with U.S. GAAP, to EBITDA and Adjusted EBITDA.

TABLE 4
Arq, Inc. and Subsidiaries
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025 As Adjusted (1)	2026	2025 As Adjusted (1)
Net income (loss)	$2,502	$(889)	$632	$(3,291)
Depreciation, amortization, depletion and accretion	4,113	3,994	10,520	9,132
Amortization of Upfront Customer Consideration	180	127	540	381
Interest expense, net	706	586	1,344	1,842
Income tax expense	—	—	—	—
EBITDA	$7,501	$3,818	$13,036	$8,064
Stock-based compensation	1,184	1,053	3,118	2,523
Executive transition and severance (2)	131	—	958	—
Loss on disposal of assets	25	—	315	118
GAC Facility pre-production feedstock (3)	—	982	—	2,879
Gain on insurance recovery	—	(685)	—	(685)
Adjusted EBITDA	$8,841	$5,168	$17,427	$12,899
(1) Adjusted to reflect the retrospective change in accounting method for planned major maintenance costs.
(2) Represents expenses related to executive severance and separation, as well as legal fees and recruiting costs associated with the CFO, COO and CAO transitions. In addition to these amounts, we also incurred approximately $0.2 million of stock-based compensation associated with executive transition and severance during the nine months ended September 30, 2026, which is included in the Stock-based compensation adjustment above.
(3) Represents expenses related to feedstock utilized in pre-production testing of our GAC Facility during the three and nine months ended September 30, 2025 included within "Research and development" expense in the Condensed Consolidated Statements of Operations.